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Exhibit 4.3

                              TIME WARNER TELECOM

                      2000 QUALIFIED STOCK PURCHASE PLAN

1.    Purpose.  The purpose of the Time Warner Telecom 2000 Qualified Stock
      -------
Purchase Plan (the "Plan") is to facilitate capital accumulation by Eligible Employees in the form of Common Stock of the Company and thereby to provide employee identification with and commitment to the goals of the Company. The Company intends that the Plan qualify as an "employee stock purchase plan" under section 423 of the Code. The provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

2.    Definitions.  Whenever used in this Plan:
      -----------
   A.    "Board of Directors" means the Board of Directors of Time Warner
   Telecom.

   B.    "Code" means the Internal Revenue Code of 1986, as amended.

   C. "Committee" means the Human Resources & Benefits Committee of Time Warner Telecom, or any other individual or committee that has been delegated the authority to act by and on behalf of the Human Resources & Benefits Committee, or the Board of Directors if there is no Committee.

   D. "Common Stock" means the Class A Common Stock, par value $.01 per share, of the Company.

   E.    "Company" means Time Warner Telecom Inc. and any subsidiary thereof.

   F. "Compensation" means: in the case of a salaried employee, the base salary in effect for the employee on the respective Date of Offering annualized; in the case of an employee paid on an hourly basis, the rate of pay in effect for the employee on the respective Date of Offering times the number of hours scheduled to be worked for the year; and in the case of a sales-based or commissioned employee, the base salary in effect for the employee on the respective Date of Offering annualized plus the average of the commissions paid to the employee for the six-month period ending on the May 31 or November 30 immediately preceding the Date of Offering annualized.

   G. "Date of Offering" means January 1, 2000 and thereafter each July 1 and January 1.
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   H.    "Eligible Employee" means any person who is a regular employee scheduled to work at least 20 hours per week on a regular basis as of a Date of Offering during the term of this Plan. Provided, however, that "Eligible Employee" shall not include any person who immediately prior to the offering on a Date of Offering: (i) is a director of the Company; or (ii) would be deemed for purposes of Code (S) 423(b)(3) to own stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company. In the sole discretion of the Board of Directors, all employees who would be deemed to be "insiders" pursuant to
   Section 16 of the Securities Exchange Act of 1934 may be excluded from the definition of "Eligible Employee" for purposes of any one or more offerings under Section 4 of the Plan.

   I. "Market Price" means the closing sale price for Common Stock (as reported in the NASDAQ National Market Issues listing published in The Wall Street Journal) on a given day or, if no sales of Common Stock were made on that day, on the next preceding day on which sales were made and prices reported. If the Common Stock of the Company is not admitted to trading on a public market on the dates for which closing prices of the Common Stock are to be determined, then reference shall be made to the fair market value of the Common Stock on that date, as determined on such basis as shall be established or specified by the Committee and/or the Board of Directors.

   J. "Offering Price" means eighty-five percent (85%) of the Market Price of Common Stock on a Date of Offering.

   K.    "Plan" means the Time Warner Telecom 2000 Qualified Stock Purchase
   Plan.

   L. "Purchase Period" means the period of January 1, 2000 to June 30, 2000 and thereafter each semi-annual period commencing on July 1 or January 1 of each year, during and with respect to which periods payroll deductions may be made from the Compensation of Eligible Employees accepting an option under an offering hereunder for the period then ending.

   M. "Purchase Price" means the aggregate purchase price for the Common Stock subject to an Eligible Employee's option, calculated by multiplying the number of shares of Common Stock for which the Eligible Employee accepted an option pursuant to Section 5A by the Offering Price or the Alternative Offering Price (as defined in Section 11), whichever is applicable.

3.    Scope of the Plan.  Options to purchase shares of Common Stock may be
      -----------------
granted by the Company to Eligible Employees during the no more than five year period commencing January 1, 2000, as hereinafter provided, but not more than 750,000 shares of Common Stock (subject to adjustment as provided in Paragraph
15) shall be purchased pursuant to such options. All options granted pursuant to this Plan shall be subject to the same terms, conditions, rights and privileges. The shares of Common Stock delivered by the Company pursuant to this Plan may be treasury shares, newly issued shares, or both. If a registration statement or other exemption from registration is not then in effect under the

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Securities Act of 1933 (the "Securities Act"), the Plan shall in all cases be administered to comply with Rule 701 of the Securities Act as then in effect.

4.    Offerings.  Subject to the terms and conditions of this Plan, the Board of
      ---------
Directors through the Committee shall make an offering on January 1, 2000 (the initial Date of Offering) to Eligible Employees to purchase Common Stock under this Plan on June 30, 2000, and thereafter such offering shall be as of each subsequent Date of Offering to Eligible Employees to purchase Common Stock under this Plan on the last day of each subsequent Purchase Period. The terms and conditions for each such offering shall specify such information as the Committee may deem appropriate, including (i) the aggregate number of shares of Common Stock available for purchase under the Plan with respect to that offering, (ii) the Offering Price of those shares, and (iii) the number of shares of Common Stock available for purchase under the Plan by an individual with respect to that offering.

5.    Amount of Common Stock Each Eligible Employee May Purchase.
      ----------------------------------------------------------

   A. Anything herein to the contrary notwithstanding, subject to the provisions of this Plan, and as to any offering made hereunder, each Eligible Employee shall be offered an option to purchase the number of shares of Common Stock which has on the Date of Offering a Purchase Price (determined on the basis of the Offering Price) equal to the amount designated by the Eligible Employee which is the lesser of: (i) from one percent (1%) to fifteen percent (15%) (in whole percentage points) of his or her Compensation as of the Date of Offering, or (ii) the amount of Compensation that would be required to purchase a maximum number of shares of Common Stock established by the Committee as of each Date of Offering.

   B. Anything herein to the contrary notwithstanding, if any Eligible Employee offered an option to purchase shares of Common Stock hereunder would be deemed for the purposes of Code (S)(S) 423(b)(3) and 424(d) to own stock (including the maximum number of shares of Common Stock covered by the option determined pursuant to the foregoing formula) possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company, the maximum number of shares of Common Stock covered by the option shall be reduced to that number of shares which, when added to the stock which such person is so deemed to own (excluding the maximum number of shares of Common Stock covered by the option determined pursuant to the foregoing formula), is less than such five percent (5%).

   C. Anything herein to the contrary notwithstanding, no Eligible Employee may be granted an option under this Plan which (within the meaning of the limitation provided by Code (S) 423(b)(8)) would permit his or her rights to purchase stock under all qualified employee stock purchase plans of the Company to accrue at a rate in excess of $25,000 of fair market value of the Common Stock (as of the time of grant) for each calendar year for which such option is outstanding at any time. If such be the case with respect to an option under this Plan determined pursuant to the foregoing formula, such option shall be reduced to cover only the

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

   greatest number of shares an option for which may be granted within the limitation provided by Code (S) 423(b)(8).

   D. If Eligible Employees elect, in any one offering, to accept options to an extent which would result (if options were granted on that basis) in the granting of options for that offering to purchase more than the aggregate number of shares of Common Stock specified by the Committee for that offering, the Committee shall adjust such options on a pro rata basis, in accordance with the number of shares of Common Stock actually subscribed for by each such Eligible Employee, so that the aggregate number of shares subject to purchase under that offering does not exceed such specified number of shares.

6.    Method of Participation.
      -----------------------

   A. The Committee shall give notice to Eligible Employees of each offering of options to purchase shares of Common Stock pursuant to Paragraph 4 of this Plan and the terms and conditions for each offering, including the Purchase Price for the shares subject to the option to be offered to each Eligible Employee, and such other information as the Committee may determine. Such notice is subject to revision by the Company at any time prior to the Date of Offering, which is the date of grant of the option.

   B. Each Eligible Employee who, in accordance with Paragraph 5.A above, desires to accept all or any part of the option to purchase shares of Common Stock under an offering shall signify his or her election to do so on a date on or before the Date of Offering, as specified in the notice of offering provided to Eligible Employees pursuant to Paragraph 4. The notice of election, or a cancellation or any revision of such notice of election, shall be in writing in the form and manner prescribed by the Committee and shall be signed by the Eligible Employee. Each such Eligible Employee also shall authorize the Company, in the form and manner prescribed by the Committee, to make payroll deductions to cover the Purchase Price of those shares of Common Stock for which he or she has elected to accept an option. Such election and authorization shall continue in effect, unless and until such Eligible Employee withdraws from this Plan, modifies his or her authorization and designation, or terminates his or her employment with the Company, as hereinafter provided.

   C. Following each Date of Offering, the Company shall, as soon as practicable, provide each Eligible Employee accepting an option under the offering a notice confirming the number of shares covered by such option, the per share and aggregate Offering Price, any reduction in accordance with Paragraph 5 above, and the resulting amount of periodic payroll deductions.

   D. Any Eligible Employee who shall not make a timely election as provided in Paragraph 6.B above, shall be deemed to have elected not to accept any part of such option. Such election shall be irrevocable for such offering.

7.    Payroll Deductions.
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   A.    The Offering Price for those shares of Common Stock as to which each
   Eligible Employee has elected to accept the option offered to him or her shall, during the Purchase Period, be deducted from the Eligible Employee's Compensation through payroll deductions, in substantially equal installments. Such payroll deduction periods shall commence with the first applicable payroll period beginning in the Purchase Period and shall continue until the last payroll period of the Purchase Period.

   B. In the event the amount of payroll deductions during a Purchase Period credited to the account of an Eligible Employee participating in this Plan is, because of leave of absence, temporary lay-off, temporary disability or any other reason (other than reduction as provided in Paragraph 8, withdrawal as provided in Paragraph 9 or termination of employment as provided in Paragraph 10) not sufficient to permit the purchase of the total number of shares of Common Stock for which he or she has accepted an option, the Eligible Employee may at any time prior to conclusion of the Purchase Period make a payment to the Company in one lump sum of all or any portion of the shortfall amount. To the extent of any remaining shortfall, the number of shares of Common Stock subject to purchase under the Eligible Employee's option shall be reduced automatically to that number of shares which his or her account, at the conclusion of the Purchase Period, is sufficient to purchase. The cash balance, if any, shall be refunded to the Eligible Employee without interest.

8.    Right to Reduce or Stop Deductions.  An Eligible Employee who has accepted
      ----------------------------------
an option to purchase shares of Common Stock may, at any time prior to the 30th day before the last day of the Purchase Period, direct the Company to (i) reduce his or her payroll deduction, or (ii) make no further deductions. Upon either of such actions, payroll deductions with respect to such option shall be reduced or discontinued. If the employee has directed that payroll deductions be reduced or discontinued, any sum previously deducted in respect of the offering shall be retained by the Company until the end of the Purchase Period, and shall be applied, along with any additional deductions at the reduced rate, to the exercise of the employee's option as provided in Paragraph 11.

Any Eligible Employee who stops payroll deductions may not thereafter resume payroll deductions for the Purchase Period, and any Eligible Employee who decreases payroll deductions may not thereafter further decrease or increase such contributions, except that he or she may stop such contributions during the Purchase Period. Notification of an Eligible Employee's election to reduce or terminate deductions to cancel an option or otherwise withdraw funds shall be made by the filing of an appropriate notice to such effect with the Committee.

9.    Right to Withdraw.  In addition to the reduction or cessation of
      -----------------
contributions in Paragraph 8, any Eligible Employee may direct the Company to cancel the entire option prior to the 30th day before the last day of the Purchase Period or request return of any portion of his or her account. If the employee has so directed, the Company shall stop automatically any payroll deduction for the employee and shall, as soon as practicable, refund all requested amounts credited to the account of such employee with respect to the applicable offering. Notification of an Eligible Employee's election to cancel an option or

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

otherwise withdraw funds shall be made by the filing of an appropriate written and signed notice to such effect with the Committee.

10.    Termination of Employment.
       -------------------------

   A. In the event the employment of an Eligible Employee who has accepted an option to purchase shares of Common Stock is terminated prior to conclusion of the Purchase Period, because of death, permanent disability, or retirement at or after age 65 (or earlier with the Company's consent), the employee (or his or her legal representative, if applicable) may either:

       (1) cancel the option, in which event the Company shall, as soon as practicable, refund all amounts credited to his or her account under any offering in which he or she is participating under this Plan; or

       (2) elect to receive at the conclusion of the Purchase Period that number of whole shares of Common Stock (not to exceed the shares subject to the option, as the same may be adjusted hereunder) which those payroll deductions actually made are sufficient to purchase, plus the cash balance credited to his or her account, if any.

   For purposes of this paragraph, "permanent disability" shall mean "disability" as defined under the Company's long term disability plan or insurance policy as then in effect. In the absence of such plan or policy, "permanent disability" shall mean the inability of an individual to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. The Committee may request reasonable proof of disability.

   B. The election of an Eligible Employee (or his or her legal representative, if applicable) pursuant to Paragraph 10.A above, shall be made within three (3) months of the event causing the termination of employment, but not later than the conclusion of the Purchase Period (except in the case of death). Written and signed notification of the election shall be filed with the Committee and, in the event no notification has been filed within the prescribed period, the Company shall act in accordance with provision 10.A(1) above.

   C. In the event the employment of an Eligible Employee who has accepted an option to purchase shares of Common Stock is terminated for any reason other than those specified in Paragraph 10.A, the Company shall, as soon as practicable, refund all amounts credited to his or her account without payment of interest under any offering in which he or she is participating under this Plan and such former employee shall have no right to purchase Common Stock under this Plan. Any Eligible Employee who is on a leave of absence for longer than ninety (90) days and whose reemployment is not guaranteed either by statute or by contract shall be deemed to have terminated employment for purposes of this Plan on the ninety-first (91) day of such absence.

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

11.    Exercise of Option and Purchase of Shares.  As of the last day of the
       -----------------------------------------
Purchase Period, the Committee shall determine an Alternative Offering Price, which shall be eighty-five percent (85%) of the Market Price of the Common Stock on such last day of the Purchase Period. Unless an Eligible Employee who has accepted an option under the offering has subsequently withdrawn from the offering pursuant to Paragraph 9 or 10.A(1) hereof, his or her option shall be deemed to have been exercised as of the last day of the applicable Purchase Period and become on such date an irrevocable obligation to purchase Common Stock in accordance with the provisions of this Plan. The number of shares of Common Stock so purchased by each such Eligible Employee shall be determined by dividing the amount accumulated in his or her account during the Purchase Period by the lower of either the Offering Price or the Alternative Offering Price. Provided, however, in no event shall the number of shares so determined and purchased by an Eligible Employee exceed the total number of shares originally covered by his or her option in accordance with Paragraph 6. Any the difference between the amount deducted under paragraphs 6B and 7 and the Purchase Price will be refunded to the Eligible Employee, without payment of interest. As soon as practicable thereafter, the Committee shall establish an account with a brokerage firm reflecting the ownership of the shares of Common Stock, determined as aforesaid, purchased by each Eligible Employee. Notwithstanding the foregoing, with an employee's written and signed election, certificates for the number of whole shares of Common Stock purchased by the employee shall be issued and delivered to him or her (for a reasonable fee as determined under the terms of the Company's administrative contract with the brokerage firm). No certificates for fractional shares will be issued under the Plan or any option.

12.    Rights as a Stockholder.  An Eligible Employee who has accepted an option
       -----------------------
to purchase shares of Common Stock under this Plan shall not be entitled to any of the rights or privileges of a stockholder of the Company with respect to such shares, including the right to receive any dividends which may be declared by the Company, until such time as he or she actually has paid the Purchase Price for such shares and certificates have been issued to him or her in accordance with Paragraph 11 hereof.

13.    Rights Not Transferable.  An Eligible Employee's rights under this Plan
       -----------------------
and options accepted by him or her hereunder are exercisable only by the Eligible Employee during his or her lifetime, and may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution. Any attempt to sell, pledge, assign or transfer the same shall be void, and automatically shall cause the option held by the Eligible Employee to be terminated. In such event, the Company shall refund all remaining amounts credited to the account of such Eligible Employee under this Plan.

14.    Administration of the Plan.
       --------------------------

   A. This Plan shall be administered by the Committee, which is authorized to make such uniform rules as may be necessary to carry out its provisions. The Committee shall determine any questions arising in the administration, interpretation and application of this Plan, and all such determination shall be conclusive and binding on all parties.

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

   B. If any option under this Plan shall be canceled, lapse or terminate unexercised, the number of shares of Common Stock covered thereby shall again become available for sale under this Plan during subsequent Purchase Periods.

   C. In applying any provision of the Plan that provides for a refund of monies to an Eligible Employee, such refund will be issued in accordance with the payroll practices of the Company, but not more frequently than once per month.

15.    Adjustment Upon Changes in Capitalization.  In the event of any change in
       -----------------------------------------
the Common Stock of the Company by reason of stock dividends, split-ups, corporate separations, recapitalizations, mergers, consolidations, combinations, exchanges of shares and the like, the aggregate number and class of shares available under this Plan and the number, class and Offering Price of shares under option but not yet purchased under this Plan, shall be adjusted appropriately by the Committee.

16.    Registration of Certificates.  Stock certificates may be registered in
       ----------------------------
the name of the Eligible Employee, or, if he or she so designates, in the Eligible Employee's name jointly with another individual, with right of survivorship.

17.    Amendment of Plan.  The Board of Directors may at any time amend this
       -----------------
Plan in any respect which shall not adversely affect the rights of Eligible Employees pursuant to options accepted under the Plan, except that, without stockholder approval on the same basis as required by paragraph 21.A, no amendment shall be made (i) increasing the number of shares to be reserved under this Plan, (ii) decreasing the Offering Price, or (iii) changing employees eligible to participate in the Plan. Plan amendments may be communicated to Eligible Employees by Company mail, Company electronic mail or by posting a copy of the amended plan on the Company's intranet or public drive. Upon request, the Company will provide an Eligible Employee with a paper copy of the Plan, as amended to the date of request.

18.    Termination of the Plan.  This Plan shall consist of an offering
       -----------------------
commencing January 1, 2000 and ending June 30, 2000, and thereafter consecutive semi-annual offerings beginning on the next subsequent July 1 and January 1 of each year. All rights of Eligible Employees in any offering hereunder shall terminate at the earlier of the conclusion of the last Purchase Period authorized herein on the fifth anniversary of five years after effective date or:

   A. On the day that Eligible Employees participating in offerings made under this Plan become entitled to purchase a number of shares of Common Stock equal to or greater than the number of shares remaining available for purchase; or

   B.    At any time, at the discretion of the Board of Directors after thirty
   (30) days' notice has been given to the employees.

Upon termination of this Plan, shares of Common Stock shall be issued to Eligible Employees in accordance with Paragraph 10.A, and cash, if any, remaining in the accounts of the Eligible Employees shall be refunded to them without payment of interest, as if the Plan were terminated at the end of a Purchase Period.

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

19.    Governmental Regulations and Listing.  All rights granted or to be
       ------------------------------------
granted to Eligible Employees under this Plan are expressly subject to all applicable laws and regulations and to the approval of all governmental authorities required in connection with the authorization, issuance, sale or transfer of the shares of Common Stock reserved for this Plan, including, where applicable and without limitation, there being a current registration statement of the Company under the Securities Act of 1933, as amended, covering the shares of Common Stock purchasable under options on the last day of the Purchase Period applicable to such options, options (and if such a registration statement shall not be effective at such time as it is required to be, the term of such options and the Purchase Period may, at the Company's sole discretion, be extended as the Company deems appropriate) or there being an exemption from registration available in the Company's sole judgment. If applicable, all such rights hereunder are also similarly subject to effectiveness of an appropriate listing application to the NASDAQ Stock Market, a national stock exchange, or other public market on which the Common Stock trades covering the shares of Common Stock under the Plan upon official notice of issuance.

20.    Tax Consequences.  No income is recognized by an Eligible Employee when
       ----------------
the option is granted, or when the option is exercised. However, the Eligible Employee must include as ordinary taxable income at the time of sale or other taxable disposition of the Common Stock, the 15% discount of the option price (equal to the lesser of: (1) the amount, if any, by which the fair market value of the Common Stock when the option was granted exceeds the option price; or (2) the amount, if any, by which the Common Stock's fair market value at the time of such disposition or death exceeds the exercise price paid). In general, the Eligible Employee also will recognize capital gain on any increase in fair market value in the Common Stock (in excess of the Employee's basis in the Common Stock), if the disposition occurs at least two years after the date on which the option is granted and if the Eligible Employee has held the Common Stock at least twelve months (the "Holding Period"). If the Eligible Employee disposes of the Common Stock acquired by an exercise of an option under the Plan before the expiration of the Holding Period, the Eligible Employee must recognize as ordinary compensation income in the year of the disposition the difference between the Common Stock's option price and the fair market value on the date exercised.

21.    Miscellaneous.
       -------------

   A. This Plan shall be submitted for approval by the stockholders of the Company no later than 12 months from the date of adoption of the Plan by the Board of Directors in accordance with standard corporate procedures. Exercise of options accepted prior thereto is subject to the condition that prior to such date this Plan shall be approved by such stockholders in the manner contemplated by Code (S) 423(b)(2). If not so approved prior to such date, this Plan shall terminate, all options hereunder shall be canceled and be of no further force or effect, and the Company shall, as soon as practicable, refund to all Eligible Employees, all sums credited to their respective accounts in accordance with Paragraph 7 hereof without payment of interest.

   B. This Plan shall not be deemed to constitute a contract of employment between the Company and any Eligible Employee, nor shall it interfere with the

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

   right of the Company to terminate any Eligible Employee and treat him or her without regard to the effect which such treatment might have upon him or her under this Plan.

   C. This Plan shall be construed and its provisions enforced and administered in accordance with the laws of the State of Colorado, and in accordance with the applicable provisions of Code (S)(S) 421 and 423 and all related Code sections applicable to a qualified "employee stock purchase plan."

   D. Wherever appropriate as used herein, the masculine gender may be read as the feminine gender, the feminine gender may be read as the masculine gender, the singular may be read as the plural and the plural may be read as the singular.

   E. If any one or more of the terms, conditions or provisions or any part hereof contained in this Plan shall for any reason or to any extent be held invalid, illegal or unenforceable by any court or governmental agency of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect the remainder of such terms, conditions or provisions, or any other provision of this Plan, and this Plan shall be construed as if the invalid, illegal or unenforceable term, condition or provision had never been contained herein, and each term, condition or provision shall be valid and enforced to the fullest extent permitted by law.

   IN WITNESS WHEREOF, the duly authorized representatives of the Company have executed this Plan.



                              TIME WARNER TELECOM INC.
                              Plan Sponsor


                              By: /s/ Julie A. Rich
                                 ------------------------------

                              Title: Sr. Vice President of Human Resources & Business Administration

                              Date:   December 1, 1999
DENVER:0910392.09

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